Exhibit 10.1

CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

        THIS AGREEMENT, dated as of this 21st day of December, 2001, is entered into by and among PERFICIENT,  INC., a Delaware corporation (the "Corporation"), and the persons listed on Schedule 1 attached hereto (the "Investors").

        The Corporation and the Investors are desirous of providing for the issuance of shares of Series A Preferred Stock and Warrants (each, as hereinafter defined), as more specifically set forth hereinafter.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

        SECTION 1.    Filing of Certificate of Designation; Shareholder Meeting.    (a) Prior to Closing (as defined in Section 4 hereof), the Corporation shall have filed a Certificate of Designation, Rights and Preferences to the Certificate of Incorporation of the Corporation (the "Certificate of Designation") setting forth, among other things, the terms, designations, powers, preferences, and relative, participating, optional, and other special rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock, in the form attached hereto as Exhibit A. Pursuant to the Certificate of Designation, the Corporation shall be authorized to issue 2,200,000 shares of Series A Convertible Preferred Stock, par value $.001 per share ("Series A Preferred Stock"). The Series A Preferred Stock shall have the terms set forth in the Certificate of Designation.

        (b)  The Corporation shall submit to the stockholders of the Corporation for approval at a special meeting ("Special Meeting") to be called and held as promptly as practicable after the date hereof the approval of the sale and issuance of the Series A Preferred Stock contemplated by this Agreement. The Corporation shall include the proposal in an amendment to the preliminary proxy statement for a special meeting of stockholders filed with the Securities and Exchange Commission on November 15, 2001. In connection with such special meeting, the Corporation shall prepare and file with the SEC a preliminary proxy statement (the "Proxy Statement") by which the Corporation's shareholders will be asked to approve the transaction and the issuance of the Corporation's Common Stock contemplated hereby. The Proxy Statement as initially filed with the SEC, as it may be amended and refiled with the SEC and as it may be mailed to the Corporation's shareholders, shall be in form and substance reasonably satisfactory to Investors. The Corporation shall use its best efforts to respond to any comments of the SEC, and to cause the Proxy Statement to be mailed to the Corporation's shareholders at the earliest practicable time. The Corporation will notify Investors promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or for additional information and will supply Investors with copies of all correspondence between the Corporation or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Proxy Statement shall comply in all material respects with all applicable requirements of law. Investors shall provide the Corporation all information about Investors required to be included or incorporated by reference in the Proxy Statement and shall otherwise cooperate with the Company in taking the actions described in this paragraph. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Corporation or Investors, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Corporation, such amendment or supplement. Subject to the exercise by the Board of Directors of their fiduciary duties, the Proxy Statement shall include the recommendation of the Board of Directors of the Corporation that the shareholders of the Corporation vote in favor of and approve the transactions contemplated by, and the issuance of the Corporation's Common stock pursuant to, this Agreement.

        SECTION 2.    Authorization of Issuance and Sale of Preferred Shares; Reservation of Reserved Common Shares; Closing.    Subject to the terms and conditions hereof, the Corporation has authorized the issuance on the Closing Date (as defined in Section 4 hereof) of an aggregate of (i) 2,200,000 shares of Series A Preferred Stock (such shares of Series A Preferred Stock being sometimes hereinafter referred to as the "Preferred Shares"), and (ii) Warrants, in the form attached hereto as Exhibit B (the "Warrants") to purchase up to 1,100,000 shares of the common stock, par value $.001 per share, of the Corporation ("Common Stock") for $2.00 per share, as adjusted pursuant to the terms of the Warrants and, has reserved up to 3,300,000 shares of Common Stock for issuance upon conversion of the Preferred Shares and exercise of the Warrants (such reserved Common Stock being sometimes hereinafter referred to as the "Reserved Shares").

        SECTION 3.    Sale and Delivery of Preferred Shares and Warrants.

        3.1    Agreement to Sell and Purchase the Preferred Shares.    Subject to the terms and conditions hereof, the Corporation shall sell to each Investor at the Closing or at subsequent Closings and each Investor, severally and not jointly, shall purchase from the Corporation, subject to the satisfaction of the conditions precedent set forth in Section 7.1 hereof and subject to the terms and other conditions hereinafter set forth, at the Closing, the number of Preferred Shares and Warrants set forth opposite the name of such Investor on Schedule 1 hereto for a purchase price of $1.00 per share of Series A Preferred Stock (subject to adjustment to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences), representing an aggregate purchase price of $2,200,000 for the Preferred Shares and Warrants purchased by all Investors. Each Investor will receive a Warrant to purchase one share of Common Stock for every two Preferred Shares that such Investor purchases hereunder.

        3.2    Delivery of Preferred Shares and Warrants.    At each Closing, the Corporation shall deliver to Continental Stock Transfer & Trust Company, as Escrow Agent (the "Escrow Agent") pursuant to an Escrow Agreement to be agreed upon by the parties, certificates, registered in the name of such Investor as set forth on Schedule 1, representing (i) that number of Preferred Shares being purchased by such Investor at the Closing, and (ii) that number of Warrants being purchased by the Investor at the Closing. At the Closing, each Investor shall deliver to the Escrow Agent a check payable to the Escrow Agent for the benefit of Perficient, Inc. or a wire transfer to an account designated by the Escrow Agent for the benefit of the Corporation in the full amount of the purchase price for the Preferred Shares being purchased by such Investor at the Closing. Upon the approval of the issuance of the Series A Preferred Stock and the Common Stock proposed to be issued pursuant to this Agreement at the Special Meeting and the closing by the Company of each of the merger of its subsidiary with Primary Webworks, Inc. d/b/a Vertecon, Inc. and another subsidiary with Javelin Solutions, Inc., (in accordance with the provisions, without amendment, of the Agreement and Plan of Merger by and among the Corporation and Primary Webworks, Inc. d/b/a Vertecon, Inc. et al., dated as of September 30, 2001, and the Agreement and Plan of Merger by and among the Corporation and Javelin Solutions, Inc. et al., dated as of October 26, 2001 (the "Acquisition Agreements"), as applicable, the Escrow Agent will deliver the certificates representing the shares of Series A Preferred Stock and the Warrants to each Investor and the proceeds to the Corporation. Notwithstanding this condition, the Investors may instruct the Escrow Agent to release the proceeds to the Corporation at such sooner time as an Investor may notify the Escrow Agent; provided, that, the Corporation receives the consent of WWC Capital Fund, L.P. prior thereto. If the conditions for closing of the shares and Warrants shall not have been satisfied by 5:00 p.m. Eastern time on April 30, 2002, or if either of the Acquisition Agreements is terminated, all proceeds still retained by the Escrow Agent will be returned promptly to the respective Investors.

        SECTION 4.    The Closing.    The Closing (the "Closing") hereunder with respect to the transactions contemplated by Section 3 hereof will take place by delivery of executed copies of the documents contemplated hereby, delivered no later than January 4, 2001, at the offices of Perficient, Inc., 7600-B North Capital of Texas Highway, Suite 340, Austin, Texas 78731, (such date sometimes being referred to herein as the "Closing Date").

        SECTION 5.    Representations and Warranties of the Corporation to the Investors.

        The Corporation hereby represents and warrants to the Investors as follows:

        5.1    Organization.    The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and lease its property and to carry on its business as presently conducted. The Corporation is duly qualified to do business as a foreign corporation, or has taken substantially all actions necessary such that it will be duly qualified to do business as a foreign corporation, in the states set forth on Schedule 5.1. The Corporation does not own or lease property or engage in any activity in any other jurisdiction which would require its qualification in such jurisdiction and in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition, results of operations, or prospects of the Corporation (a "Material Adverse Effect").

        5.2    Capitalization.    As more fully described in the capitalization table set forth in Schedule 5.2 attached hereto, the authorized capital stock of the Corporation immediately following the Closing shall consist of:

          (a)  20,000,000 shares of Common Stock, of which:

            (i)    6,278,566 shall be validly issued and outstanding, fully paid and nonassessable;

            (ii)  up to 3,300,000 shares shall have been duly reserved for issuance upon conversion of the Preferred Shares and exercise of the Warrants; and

            (iii)  3,533,080 shares (the "Option Shares") shall have been duly reserved for issuance in connection with the options available under the Corporation's Stock Option Plan; and options and warrants issued outside the Stock Option Plan.

          (b)  5,000,000 shares of Preferred Stock, 2,200,000 of which shall have been designated the Series A Preferred Stock and all of which shall be validly issued and outstanding and, pursuant to the terms of this Agreement, fully paid and nonassessable.

        Except pursuant to the terms of this Agreement, the Investor Rights Agreement between the Investors and the Corporation in the form attached hereto as Exhibit C (the "Investor Rights Agreement"), the Warrants and as set forth in Schedule 5.2 attached hereto, there are, and immediately following the Closing, if any, there will be: (1) no outstanding warrants, options, rights, agreements, convertible securities or other commitments or instruments pursuant to which the Corporation is or may become obligated to issue, sell, repurchase or redeem any shares of capital stock or other securities of the Corporation (other than the Option Shares); (2) no preemptive, contractual or similar rights to purchase or otherwise acquire shares of capital stock of the Corporation pursuant to any provision of law, the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the By-laws of the Corporation (the "By-laws") or any agreement to which the Corporation is a party or may otherwise be bound; (3) no restrictions on the transfer of capital stock of the Corporation imposed by the Certificate of Incorporation or the By-laws, any agreement to which the Corporation is a party, any order of any court or any governmental agency to which the Corporation is subject, or any statute other than those imposed by relevant state and federal securities laws; (4) no cumulative voting rights for any of the Corporation's capital stock; (5) no registration rights under the Securities Act of 1933, as amended, with respect to shares of the Corporation's capital stock; (6) to the best of the Corporation's knowledge and belief, no options or other rights to purchase shares of capital stock from stockholders of the Corporation granted by such stockholders; and (7) no agreements, written or oral, between the Corporation and any holder of its securities, or, to the best of the Corporation's knowledge and belief, among holders of its securities, relating to the acquisition, disposition or voting of the securities of the Corporation.

        5.3    Authorization of this Agreement, the Warrants and the Investor Rights Agreement.    The execution, delivery and performance by the Corporation of this Agreement, the Warrants and the Investor Rights Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Corporation and its shareholders, except as contemplated by Section 1. Each of this Agreement, the Warrants and the Investor Rights Agreement has been duly executed and delivered by the Corporation and constitutes a valid and binding obligation of the Corporation, enforceable in accordance with its respective terms. The execution, delivery and performance by the Corporation of this Agreement, the Warrants and the Investor Rights Agreement, the filing of the Certificate of Designation and the compliance with the provisions hereof and thereof by the Corporation, will not:

          (a)  violate any provision of law, statute, ordinance, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body;

          (b)  conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any agreement, document, instrument, contract, understanding, arrangement, note, indenture, mortgage or lease to which the Corporation is a party or under which the Corporation or any of its assets is bound or affected, (ii) the Certificate of Incorporation, or (iii) the By-laws; or

          (c)  result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Corporation.

        5.4    Authorization of Preferred Shares, Warrants and Reserved Shares.

        (a)  The issuance, sale and delivery of the Preferred Shares and Warrants have been duly authorized by all requisite action of the Corporation, and, when issued, sold and delivered in accordance with this Agreement and when released from escrow in accordance with the terms hereof,, the Preferred Shares and the Warrants, respectively, will be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to preemptive or any other similar rights of the stockholders of the Corporation or others.

        (b)  Except as contemplated by Section 1, the reservation, issuance, sale and delivery by the Corporation of the Reserved Shares have been duly authorized by all requisite action of the Corporation. Upon the issuance and delivery of the Reserved Shares in accordance with the terms of this Agreement and the Warrants, the Reserved Shares will be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to preemptive or any other similar rights of the stockholders of the Corporation or others.

        5.5    Consents and Approvals.    Except as set forth on Schedule 5.5 attached hereto, no authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body (other than filings required to be made under applicable federal and state securities laws) or any other person, entity or association is required for: (a) the valid authorization, execution, delivery and performance by the Corporation of this Agreement, the Warrants and the Investor Rights Agreement; (b) the valid authorization, issuance, sale and delivery of the Preferred Shares; or (c) the valid authorization, reservation, issuance, sale and delivery of the Reserved Shares. The Corporation has obtained all other consents that are necessary to permit the consummation of the transactions contemplated hereby.

        5.6    Business of Corporation.

        (a)  Except as provided in Schedule 5.6(a) attached hereto: (i) there are no actions, suits, arbitrations, claims, investigations or legal or administrative proceedings pending or, to the best of the

Corporation's knowledge and belief, threatened, against the Corporation, whether at law or in equity; (ii) there are no judgments, decrees, injunctions or orders of any court, government department, commission, agency, instrumentality or arbitrator entered or existing against the Corporation or any of its assets or properties for any of the forgoing or otherwise; and (iii) the Corporation has not admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any part of its property, or had a petition in bankruptcy filed against it, been adjudicated bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other laws of the United States or any other jurisdiction.

        (b)  The Corporation is in compliance with all obligations, agreements and conditions contained in any evidence of indebtedness or any loan agreement or other contract or agreement (whether or not relating to indebtedness) to which the Corporation is a party or is subject (collectively, the "Obligations"), the lack of compliance with which could afford to any person the right to accelerate any indebtedness or terminate any right of or agreement with the Corporation. To the best of the Corporation's knowledge and belief, all other parties to such Obligations are in compliance with the terms and conditions of such Obligations. The Corporation has no reason to believe that the transactions contemplated by the Acquisition Agreements will not be consummated on the terms described therein prior to March 31, 2002.

        (c)  Except for employment and consulting agreements described in the reports that the Company files pursuant to the Securities Exchange Act of 1934, as amended (collectively, the "34 Act Reports") and for agreements and arrangements relating to the Option Shares and benefit plans in which all employees of the Company may participate and except as provided in Schedule 5.6(c) attached hereto, this Agreement, the Warrants and the Investor Rights Agreement, there are no agreements, understandings or proposed transactions between the Corporation and any of its officers, directors or other "affiliates" (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the "Securities Act")), and there are no transactions between any of such persons and the Corporation of a type required to be disclosed under Rule 404 promulgated under the Securities Act that have not been so disclosed.

        (d)  The Corporation does not have any collective bargaining agreements covering any of its employees or any employee benefit plans, other than the Stock Option Plan or any other plan described on Schedule 5.6(d).

        (e)  The Corporation is not in violation of or default under any provision of its By-Laws or Certificate of Incorporation, or any contract, instrument, judgment, order, writ or decree to which it is a party or by which it or any of its properties are bound which violation or default, individually or in the aggregate, would have a Material Adverse Effect and the Corporation is not in violation of any provision of any federal or state statute, rule or regulation applicable to the Corporation which violation would, individually or in the aggregate, have a Material Adverse Effect.

        (f)    (i) Included in the Company's 34 Act Reports and attached hereto as Schedule 5.6(f-1) is the Balance Sheet dated September 30, 2001 (the "Balance Sheet") and Statements of Operation, Stockholders' Equity and Cash Flows for the nine months then ended (collectively, the "Financial Statements"). The Financial Statements are complete and correct, are in accordance with the books and records of the Corporation and present fairly the financial condition and results of operation of the Corporation, as at the dates and for the periods indicated, and have been prepared in accordance with generally accepted accounting principles consistently applied, except that the Financial Statements may not be in accordance with generally accepted accounting principles because of the absence of footnotes normally contained therein and are subject to normal year-end audit adjustments. Specifically, but not by way of limitation, the Balance Sheet discloses all of the Corporation's material debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with generally accepted accounting principles.

          (ii)  The financial projections provided to Investors by the Corporation and attached hereto as Schedule 5.6(f-2) were prepared by management of the Corporation in good faith, represent their best estimate of the Corporation's expected performance and are based on assumptions believed by them to be reasonable at the time given, provided that no representation is made as to whether such projections will be achieved.

          (iii)  Except as set forth on Schedule 5.6(f-3), since the date of the Balance Sheet and other than as set forth in the Company's filings with the SEC, there has not been:

            (a)  any damage, destruction or loss to any property of the Corporation, whether or not covered by insurance, that has had or will have a Material Adverse Effect;

            (b)  any waiver by the Corporation of a material valuable right or of a material debt owed to it except for items fully reserved for on the Balance Sheet;

            (c)  any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Corporation, except such a satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results, business or prospects of the Corporation;

            (d)  any material change or amendment to a material contract or arrangement by which the Corporation or any of its assets or properties is bound or subject;

            (e)  any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director of the Corporation other than as set forth on Schedule 5.6(c);

            (f)    any loan to any officer, director or shareholder of the Corporation, other than advances in the ordinary course of business or as related to the Vertecon acquisition and as set forth in the agreements related thereto;

            (g)  any debt, obligation or liability incurred, assumed or guaranteed by the Corporation, except for those that are immaterial in amount and for current liabilities incurred in the ordinary course of business;

            (h)  to the Corporation's knowledge, any other event or condition of any character which would have Material Adverse Effect; or

            (i)    any agreement by the Corporation to do any of the foregoing.

          (iv)  The Corporation has no material liabilities, contingent, accrued, unaccrued, known, unknown or otherwise, that were not reflected in the Balance Sheet, except for liabilities incurred after the date thereof in the ordinary course of business that would not have Material Adverse Effect.

        5.7    Payment of Taxes.    Neither the Corporation, nor any entity to whose liabilities the Corporation has succeeded, has filed or been included in a consolidated, unitary, or combined tax return with another person. Except as set forth on Schedule 5.7, the Corporation represents and warrants that: (a) the Corporation has filed all tax returns and reports required to have been filed by or for it; (b) all material information set forth in such returns or reports is accurate and complete; (c) the Corporation has paid or made adequate provision for all taxes, additions to tax, penalties, and interest payable by the Corporation; (d) no material unpaid tax deficiency has been asserted against or with respect to the Corporation by any taxing authority, and the Corporation has not received written notice of any such assertion; (e) the Corporation has collected or withheld all amount required to be collected or withheld by it for any taxes, and to the extent required by law, all such amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due; (f) the Corporation is in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and tax withholding requirements; (g) the Balance Sheet fully and properly reflects, as of the date thereof, the liabilities of the Corporation for all material accrued taxes, additions to tax, penalties, and interest; (h) for periods ending after the Balance Sheet Date, the books and records of the Corporation fully and properly reflect its liability for all accrued taxes, additions to tax, penalties, and interest; (i) the Corporation has not granted, nor is it subject to, any waiver of the period of limitations of the assessment of tax for any currently open taxable period; (j) the Corporation has not made or entered into, and holds no asset subject to, a consent filed pursuant to Section 341(f) of the U.S. Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder or a "safe harbor lease" subject to former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended before the Tax Reform Act of 1986, and the regulations thereunder; (k) the Corporation is not required to include in income any amount for an adjustment pursuant to Section 481 of the Code or the regulations thereunder; and (l) the Corporation is not a party, or obligated under, any agreement or other arrangement providing for the payment of any amount that would be an "excess parachute payment" under Section 280G of the Code. The Corporation has not elected pursuant to the Code, to be treated as an "S" corporation or a collapsible corporation pursuant to Section 341(f) or Section 1362(a) of the Code, nor has it made any other elections pursuant to the Code (other than elections which relate solely to matters of accounting, depreciation or amortization) which would have a material effect on the Corporation, its financial condition, its business as presently conducted or presently proposed to be conducted or any of its properties or material assets.

        5.8    Intellectual Property Rights and Related Employee Matters.    (i) All patents, patent rights, patent applications, registered trademarks and service marks, trademark rights, trademark applications, trade names, registered copyrights, domain names and all licenses owned or possessed by the Corporation are listed on Schedule 5.8 attached hereto (collectively, the "Listed Rights"). To the best of the Corporation's knowledge and belief, except as set forth on Schedule 5.8, the Listed Rights comprise all of the patents, patent rights, patent applications, registered trademarks and service marks, trademark rights, trademark applications, trade names, registered copyrights, domain names and all licenses that are necessary for the conduct of the business of the Corporation as now being conducted. Except as set forth on Schedule 5.8, to the best of the Corporation's knowledge and belief, the Corporation owns and possesses all of the proprietary rights and trade secrets not included in the Listed Rights (hereinafter collectively referred to as "Intellectual Property") necessary for the Corporation's business as now being conducted. "The Listed Rights and Intellectual Property are valid and enforceable rights and do not infringe or conflict with the rights of any third party. There is neither pending nor threatened, or, to the best of the Corporation's knowledge and belief, any basis for, any claim or litigation against the Corporation contesting the validity or right to use any of the Listed Rights or Intellectual Property, and the Corporation has not received any notice of infringement upon or conflict with any asserted right of others nor, to the best of the Corporation's knowledge and belief, is there a basis for such a notice. To the best of the Corporation's knowledge and belief, no person, corporation or other entity is infringing the Corporation's rights to the Listed Rights or Intellectual Property. Except as otherwise provided in Schedule 5.8, the Corporation has no obligation to compensate others for the use of any Listed Right or any Intellectual Property, nor has the Corporation granted any license or other right to use, in any manner, any of the Listed Rights or Intellectual Property, whether or not requiring the payment of royalties.

        (ii)  The Corporation is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Corporation or that would conflict with the Corporation's business as currently conducted or proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Corporation's business by the employees of the Corporation, nor the conduct of the Corporation's business as currently conducted or proposed to be conducted, will, to the Corporation's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated. The Corporation does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Corporation, except for inventions, trade secrets or proprietary information that have been assigned to the Corporation.

        (iii)  Except as otherwise provided for in his or her employment agreement, each officer of the Corporation is currently devoting substantially all of his or her business time to the conduct of the business of the Corporation. No officer or key employee of the Corporation is planning to work less than full time at the Corporation in the future. To the best of the Corporation's knowledge and belief, no officer or key employee is currently working or plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise.

        5.9    Securities Laws.    Neither the Corporation nor anyone acting on its behalf has offered securities of the Corporation for sale to, or solicited any offers to buy the same from, or sold securities of the Corporation to, any person or organization, in any case so as to subject the Corporation, its promoters, directors and/or officers to any liability under the Securities Act, the Securities and Exchange Act of 1934, as amended, or any state securities or "blue sky" law and the rules and regulations promulgated thereunder (collectively, the "Securities Laws"). The offer, grant, sale and/or issuance of the following were not, are not, or, as the case may be, will not be, in violation of the Securities Laws when offered, sold and issued in accordance with this Agreement:

          (a)  the Preferred Shares, as contemplated by this Agreement and the Exhibits and Schedules hereto;

          (b)  the Warrants, as contemplated by the terms thereof and this Agreement and the Exhibits and Schedules hereto; and

          (c)  the Common Stock issuable upon the conversion of the Preferred Shares and the exercise of the Warrants.

        5.10    Title to Properties.    Except as provided on Schedule 5.10 attached hereto, the Corporation has good, legal and merchantable title to all of its assets, including all properties and assets reflected on the Balance Sheet, free and clear of all liens, restrictions or encumbrances, except those assets disposed of since the date of the Balance Sheet in the ordinary course of business. All machinery and equipment included in such assets that are material to the business of the Corporation are in good condition and repair, and each lease of real or personal property to which the Corporation is a party (each, a "Lease" and collectively, the "Leases") is fully effective, affords the Corporation peaceful and undisturbed possession of the subject matter of the lease. Each Lease constitutes a valid and binding obligation of, and is enforceable in accordance with its terms against, the respective parties thereto. The Corporation has in all respects performed the obligations required to be performed by it to date under each lease and is not in default thereunder in any respect, and there has not occurred any event which (whether with or without the passage of time or the giving of notice) would constitute such a default under any lease. The Corporation does not own any real property.

        5.11    Investments in Other Persons.    Except as indicated in Schedule 5.11 attached hereto, (a) the Corporation has not made any material loan or advance to any person or entity which is outstanding on the date hereof, nor is it committed or obligated to make any such loan or advance, and (b) the Corporation has never owned or controlled and does not currently own or control, directly or indirectly, any subsidiaries and has never owned or controlled and does not currently own or control any capital stock or other ownership interest, directly or indirectly, in any corporation, association, partnership, trust, joint venture or other entity.

        5.12    ERISA.    Except as set forth on Schedule 5.12, the Corporation has not made and is not obligated to make contributions to any pension, defined benefit or defined contribution plans for its employees which are subject to the Federal Employee Retirement Income Security Act of 1974, as amended.

        5.13    Use of Proceeds.    The net proceeds received by the Corporation from the sale of the Preferred Shares is currently intended to be used by the Corporation generally for the purposes set forth in Schedule 5.13 attached hereto.

        5.14    Permits and Other Rights; Compliance with Laws.    The Corporation has all material franchises, permits, licenses and other rights and privileges necessary to permit it to own its properties and to conduct its business as presently conducted. The Corporation is in compliance under each, and the transactions contemplated by this Agreement will not cause a violation under any of such franchises, permits, licenses and other rights and privileges. The Corporation is in compliance in all respects with all laws and governmental rules and regulations applicable to its businesses, properties and assets, and to the products and services sold by it, including, without limitation, all such rules, laws and regulations relating to fair employment practices and public or employee safety, except for such failures to so comply, individually or in the aggregate, as would not result in a Material Adverse Effect.

        5.15    Insurance.    The Company has in full force and effect fire and casualty insurance policies, with extend coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. Schedule 5.15 attached hereto lists all insurance policies carried by the Corporation covering its properties and business. The Corporation is not in default with respect to its obligations under any insurance policy maintained by it.

        5.16    Board of Directors.    Except as provided in Schedule 5.16 attached hereto, the Corporation has not extended any offer or promise or entered into any agreement, arrangement, understanding or otherwise, whether written or oral, with any person or entity by which the Corporation has agreed to allow such person or entity to participate, in any way, in the affairs of the Board of Directors of the

Corporation, including without limitation, appointment or nomination as a member, or right to appear at, or receive the minutes of, a meeting of the Board of Directors of the Corporation.

        5.17    Environmental Matters.

        (a)  The Corporation has not used, generated, manufactured, refined, treated, transported, stored, handled, disposed, transferred, produced, processed or released (together defined as "Release") any Hazardous Materials (as hereinafter defined) in any manner or by any means in violation of any Environmental Laws (as hereinafter defined). Except as described or Schedule 5.17(a) attached hereto, to the best of the Corporation's knowledge and belief, the Corporation has not Released any Hazardous Material or other pollutant or effluent into, on or from the Property in a way which can pose a risk to human health or the environment, nor is there a threat of such Release. As used herein, the term "Property" shall include, without limitation, land, buildings and other facilities owned or leased by the Corporation or as to which the Corporation now has any duties, responsibilities (for clean-up, remedy or otherwise) or liabilities under any Environmental Laws, or as to which the Corporation or any subsidiary of the Corporation may have such duties, responsibilities or liabilities because of past acts or omissions of the Corporation or any such subsidiary or their predecessors, or because the Corporation or any such subsidiary or their predecessors in the past was such an owner or operator of, or bore some other relationship with, such land, buildings and/or facilities. The term "Hazardous Materials" shall include, without limitation, any flammable explosives, petroleum products, petroleum byproducts, radioactive materials, hazardous wastes, hazardous substances, toxic substances or related materials as defined by the Environmental Laws.

        (b)  No notice of lien under any Environmental Laws has been filed against any Property of the Corporation.

        Section 5.19.    SEC Reports.    The Corporation has made available to the Investors its registration statement, and all amendments and exhibits thereto, filed with the SEC in connection with its initial public offering, and each other report, registration statement, proxy statement or information statement, including, without limitation the 34 Act Reports, filed by it with the SEC under the Securities Laws since the effective date of that registration statement (the "Corporation Reports"). The Corporation has timely filed all such documents required to be filed by it with the SEC under the Securities Laws and, as of their respective dates, the Corporation Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading in light of the circumstances under which such statements were made. Except as set forth on Schedule 5.19 and to the best of the Corporation's knowledge, none of the Corporation Reports currently is the subject of any review or investigation by the SEC or any other government authority and there is no currently unresolved violation asserted by the SEC or any government authority with respect to any of the Corporation Reports.

        5.20    Listing.    The Corporation's Common Stock is included in The Nasdaq SmallCap Market. The Company is in compliance with the terms of its listing agreement with The Nasdaq Stock Market, Inc. ("Nasdaq"), the Nasdaq Marketplace Rules and and Nasdaq's standards for continued listing and has complied or will timely comply with such agreement and such Rules and standards in connection with the transactions contemplated by this Agreement. No proceeding is pending or, to the best of the Corporation's knowledge, threatened relating to any unresolved violation of any of such items or delisting of the Corporation's Common Stock and the Corporation has no reason to believe that its Common Stock will not continue to be so listed.

        5.21    Full Disclosure.    The Corporation has provided Investors with all information requested by Investors in connection with their decision to purchase the Preferred Shares and Warrants,. Neither this Agreement, the Schedules hereto, the related agreements nor any other document delivered by the

Corporation to Investors or their attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact. As used in this Section 5, the term "to the best of the Corporation's knowledge and belief" shall mean and include, (a) with respect to matters relating directly to the Corporation and its operations, actual knowledge of the Corporation's executive officers or that knowledge which a prudent business person reasonably would have discovered in the management of his or her business affairs after making reasonable inquiry and exercising due diligence with respect thereto, and (b) with respect to all other events or conditions, actual knowledge of the Corporation's executive officers.

        SECTION 6.    Representations and Warranties of the Investors to the Corporation.

        Each of the Investors, as to itself, severally and not jointly, represents and warrants to the Corporation as follows:

          (a)  It is acquiring the Preferred Shares and Warrants and, in the event it should acquire Reserved Shares upon conversion of the Preferred Shares or exercise of the Warrants, it will be acquiring such Reserved Shares, for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

          (b)  It is an "accredited investor" as such term is defined in Rule 501(a) promulgated under the Securities Act.

          (c)  It agrees that the Corporation may place a legend on the certificates delivered hereunder stating that the Preferred Shares and any Reserved Shares have not been registered under the Securities Act, and, therefore, cannot be offered, sold or transferred unless they are registered under the Securities Act or an exemption from such registration is available.

          (d)  The execution, delivery and performance by it of this Agreement have been duly authorized by all requisite action of it.

          (e)  It further understands that the exemptions from registration afforded by Rule 144 and Rule 144A (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

          (f)    It has such knowledge and experience in business and financial matters and with respect to investments in securities of "small cap" companies so as to enable it to understand and evaluate the risks of its investment in the Preferred Shares and Warrants and form an investment decision with respect thereto. It has been afforded the opportunity during the course of negotiating the transactions contemplated by this Agreement to ask questions of, and to secure such information from, the Corporation and its officers and directors as it deems necessary to evaluate the merits of entering into such transactions. With respect to any projections submitted to the Investors by the Corporation, the Investors acknowledge that the projections contain forward looking statements involving risk and uncertainties and are only the best estimates of the Corporation's management of the expected performance of the business, but projections are speculative in nature and the assumptions on which they are based can and will change.

          (g)  If it is a natural person, it has the power and authority to enter into this Agreement. If it is not a natural person, it is duly organized and validly existing and has the power and authority to enter into this Agreement. Any Investor which is a corporation, partnership or trust represents that it has not been organized, reorganized or recapitalized specifically for the purpose of acquiring the securities of the Corporation.

          (h)  It has adequate net worth and means of providing for its current needs and personal contingencies to sustain a complete loss of its investment in the Corporation.

        SECTION 7.    Closing Conditions.

        7.1    Conditions Precedent to the Closing.    The several obligations of the Investors to purchase and pay for the Preferred Shares and Warrants at the Closing are subject to the satisfaction of the following conditions precedent:

          (a)  All proceedings to have been taken and all waivers and consents to be obtained in connection with the transactions contemplated by this Agreement shall have been taken or obtained, and all documents incidental thereto shall be satisfactory to each Investor and its counsel, and each Investor and its counsel shall have received copies (executed or certified, as may be appropriate) of all documents which such Investor or its counsel may reasonably have requested in connection with such transactions.

          (b)  All legal matters incident to the purchase of the Preferred Shares shall be satisfactory to each Investor's counsel, and the Investors shall have received from McCarter & English, counsel for the Corporation, such firm's opinion addressed to the Investors and dated the date of the Closing in the form attached hereto as Exhibit D.

          (c)  All consents, permits, approvals, qualifications and/or registrations required to be obtained or effected under any applicable securities or "Blue Sky" laws of any jurisdiction shall have been obtained or effected.

          (d)  The representations and warranties of the Corporation contained herein shall be true and correct on and as of the date of such Closing with the same force and effect as though such representations and warranties had been made on and as of such date.

          (e)  A duly executed Certificate of Designation shall have been filed with and accepted by the Secretary of State of Delaware.

          (f)    The Corporation shall have delivered to the Investors a certificate or certificates, dated the Closing Date, of the Secretary of the Corporation certifying as to (i) the resolutions of the Corporation's Board of Directors approving the issuance to the Investors of the Preferred Shares and Warrants, the execution and delivery of such other documents and instruments as may be required by this Agreement, and the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of said date, and (ii) the name and the signature of the officers of the Corporation authorized to sign, as appropriate, this Agreement and the other documents and certificates to be delivered pursuant to this Agreement by either the Corporation or any of its officers.

          (g)  The Corporation shall have delivered to the Investors a certificate or certificates, dated the Closing Date, of the President of the Corporation certifying as to the accuracy of the representations and warranties made by the Corporation pursuant to this Agreement.

          (h)  The Corporation shall have duly executed and delivered an Investors Rights Agreement in the form attached hereto as Exhibit C.

          (i)    The Investors shall have received duly executed Voting Agreements, in the form attached hereto as Exhibit E, from the holders of such number of shares of the Corporation's Common Stock as would comprise a majority of the shares of Common Stock to be outstanding on the record date for meeting of the Corporation's shareholders at which the transactions contemplated by this Agreement will be presented for approval.

          (j)    The gross proceeds from the sale of the Preferred Shares to be received by the Corporation at the Closing shall be at least $1,500,000.

          (k)  John T. McDonald and Sam Fatigato shall have purchased 100,000 and 50,000 Preferred Shares pursuant to this Agreement.

          (l)    With respect to the obligations of WWC Capital Fund, LP shall have received from its partners pursuant to a capital call made in accordance with its organizational documents, all funds necessary to purchase the Shares.

        7.2    Conditions to Obligations of the Corporation.    It shall be a condition precedent to the obligations of the Corporation hereunder to be performed at the Closing as the case may be, as to each Investor severally, but not jointly, that (i) the representations and warranties contained herein of each of the Investors hereunder shall be true and correct as of the date of the Closing with the same force and effect as though such representations and warranties had been made on and as of such date, and (ii) each Investor shall have delivered payment of the purchase price as set forth in Section 3 and Schedule 1.

        SECTION 8.    Expenses and Fees.

        The Corporation agrees to pay, in connection with the preparation, execution, delivery, filing, administration, modification and amendment of this Agreement, the Certificate of Designation, the Warrants, the Investor Rights Agreement and the other documents to be delivered under this Agreement, all costs and expenses not to exceed $12,500 incurred by the Investors in connection therewith, including the fees and out-of-pocket expenses of counsel for the Investors with respect thereto and with respect to advising the Investors as to their rights and responsibilities under this Agreement, the Certificate of Designation, the Warrants and the Investor Rights Agreement, as modified from time to time. The Corporation further agrees that it will pay, and hold each of the Investors harmless from, any and all liability with respect to any stamp or similar taxes which may be determined to be payable in connection with the execution and delivery of this Agreement or any modification, amendment or alteration of the terms or provisions of this Agreement and that it will similarly pay, and hold each of the Investors harmless from, all issue taxes in respect of the issuance of the Preferred Shares and/or Reserved Shares to each of the Investors.

        SECTION 9.    Brokers or Finders.

        The Corporation represents and warrants to each of the Investors, and each of the Investors, as to itself, represents and warrants to the Corporation that, other than as listed on Schedule 9, no person or entity has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Corporation or the Investors for any commission, fee or other compensation as a finder or broker because of any act or omission by the Corporation or the Investors or by any agent of the Corporation or the Investors.

        SECTION 10.    Exchanges; Lost, Stolen or Mutilated Certificates.

        Upon surrender by any Investor to the Corporation of Preferred Shares or Reserved Shares purchased or acquired by such Investor hereunder, the Corporation, at its expense, will issue in exchange therefor, and deliver to such Investor, a new certificate or certificates representing such shares in such denominations as may be requested by such Investor. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificate representing any shares of Common Stock or Preferred Stock purchased or acquired by any Investor hereunder and, in case of any such loss, theft or destruction, upon delivery of any indemnity agreement satisfactory to the Corporation, or in case of any such mutilation, upon surrender and cancellation of such certificate, the Corporation, at its expense, will issue and deliver to such Investor a new certificate for such shares of Common Stock or Preferred Stock, as applicable, of like tenor, in lieu of such lost, stolen or mutilated certificate.

        SECTION 11.    Survival of Representations and Warranties.

        The representations and warranties set forth in Sections 5 and 6 hereof shall survive the Closing.

        SECTION 12.    Remedies.

        In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by any party hereto, the party or parties entitled to the benefit of such covenants or agreements may proceed to protect and enforce their rights either by suit in equity and/or action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

        SECTION 13.    Successors and Assigns.

        Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the Corporation and each of the Investors and the respective permitted successors and assigns of each of the Investors and the permitted successors and assigns of the Corporation.

        SECTION 14.    Entire Agreement.

        This Agreement, together with the other writings referred to herein or delivered pursuant hereto which form a part hereof, contains the entire agreement among the parties with respect to the subject matter hereof and amends, restates and supersedes all prior and contemporaneous arrangements or understandings, whether written or oral, with respect thereto.

        SECTION 15.    Notices.

        All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular mail, addressed or telecopied, as the case may be, to such party at the address or telecopier number, as the case may be, set forth below or such other address or telecopier number, as the case may be, as may hereafter be designated in writing by the addressee to the addressor listing all parties:

  (i)
  if to the Corporation, to:

    Perficient, Inc.
    7600-B North Capital of Texas Highway
    Suite 340
    Austin, Texas 78731
    Attention: John T. McDonald, Chief Executive Officer
    Telecopier: (512) 531-6100

    with a copy to:

    McCarter & English, LLP
    Four Gateway Center
    100 Mulberry Street
    Newark, New Jersey 07102-4096
    Attention: Jeffrey A. Baumel Esq.
    Telecopier: (973) 624-7070

  (ii)
  if to Investors, at the respective addresses set forth on Schedule 1.

    with a copy to:

    Hunton & Williams
    951 East Byrd Street
    Richmond, Virginia 23219
    Attention: Randall S. Parks

    Telecopier: (804) 788-8218

        All such notices, requests, consents and other communications shall be deemed to have been received: (a) in the case of personal delivery, on the date of such delivery; (b) in the case of mailing, on the third business day following the date of such mailing; (c) in the case of overnight mail, on the first business day following the date of such mailing; and (d) in the case of facsimile transmission, when confirmed by facsimile machine report.

        SECTION 16.    Changes.

        The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, except pursuant to a writing executed by a duly authorized representative of the Corporation and a majority in voting power of the outstanding Preferred Shares and/or Reserved Shares with each such holder entitled to the number of votes for each such Preferred Share that equals the number of shares of Common Stock (including fractional shares) into which each such Preferred Share is then convertible, rounded up to the nearest one-tenth of a share.

        SECTION 17.    Counterparts.

        This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        SECTION 18.    Headings.

        The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

        SECTION 19.    Nouns and Pronouns.

        Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

        SECTION 20.    Severability.

        Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        SECTION 21.    Governing Law.

        This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding choice of laws rules thereof.

[Remainder of the Page Intentionally Blank]

        IN WITNESS WHEREOF, the parties hereto have executed this Convertible Preferred Stock Purchase Agreement as of the date first above written.

PERFICIENT, INC.
By:	/s/ John T. McDonald John T. McDonald, Chief Executive Officer
INVESTORS:
WWC Capital Fund, L.P.
By:	/s/ WWC Capital Fund, L.P. Name: Title:
Watershed-Perficient, LLC
By:	/s/ Watershed-Perficient, LLC Name: Title:

Schedule 1

Investor	Number of Shares of Series A Preferred Stock
Daniel Hilliard	20,000
Hilliard Limited Partnership	10,000
Daniel Hilliard TTEE Flint Trust Amended 6/19/98 UA DTD 12/20/97 FBO Wallace J Hilliard	100,000
Julie A. Maccoux & Neal J. Maccoux JT TEN	12,000
Andrew Hilliard	20,000
Hilliard Family Foundation Inc.	12,000
Daniel Hilliard TTEE Wallace J. Hilliard Irrevocable Trust UA DTD 10/25/99	5,000
Paul Hilliard	10,000
Chris Cline	10,000
Richard Chernick	5,000
Frederick Seipp	5,000
Watershed-Perficient, LLC	625,000
WWC Capital Fund, L.P.	600,000
Samuel J. Fatigato	50,000
John T. McDonald	100,000
Eric Simone	50,000
Jalak Investments BV	250,000